Exhibit 99.1

Puradyn Filter Technologies Announces 2018 Year End Audited Financial Results

BOYNTON BEACH, Fla., March 26, 2019 (GLOBE NEWSWIRE) -- Puradyn Filter Technologies Incorporated (OTCQB: PFTI), a global manufacturer of oil bypass filtration systems, today reported its results of operations for 2018.

Net sales for the year ended December 31, 2018 were $4,203,556 compared to $2,250,141 for the same period in 2017, an increase of 87%. Gross profit, as a percentage of sales, increased to 41% in 2018 versus 22% in 2017. Income from operations for the year ended December 31, 2018 was $111,070 as compared to a loss of $(956,578) in 2017.

The Company reported a net loss of $(216,382) or $(0.00) per share for 2018 compared to a net loss of $(1,230,094) or $(0.00) per share for 2017.

Key business highlights from 2018 include:

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Puradyn’s exclusive distributor for the oil and gas segment, NOW, Inc. (DNOW), continues to open new doors and secure new clients as a result of increased training of DNOW salespeople in target regions, including East and West Texas, Oklahoma, Ohio, Pennsylvania, Denver, and Dubai:

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The last of the largest contractors that we had targeted in the land drilling segment began installing Puradyn systems on their fleet.

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Legend Energy Services became our first customer in pressure pumping, a segment which has the potential to provide 3 to 4 times the sales as the land rig segment. Legend began testing our systems in early 2018 and within a few months proceeded to equip their entire fleet. Other customers in pressure pumping are conducting trials.

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A large client in the midstream segment concluded testing of our systems to support their pipeline transfer stations and has recommended expanded installations.

MNI Diesel, LLC became the exclusive distributor of Puradyn products to the commercial marine industry for the Ohio and Mississippi River Valleys and areas along the U.S. Gulf Coast. MNI has significant experience with selling, installing, and monitoring the success of Puradyn systems on their clients’ vessels, making them a powerful advocate for the product line.

A large order bound for Afghanistan to be used on power generation systems was fulfilled.

Ed Vittoria, CEO, commented, “2018 was a record year for Puradyn with sales surpassing $4 million and the achievement of an operating profit. Sales of new systems doubled in 2018, which will further drive filter demand going forward. Our pipeline of new and engaged prospective customers in the oil and gas segment has grown significantly with the expansion into pressure pumping and midstream/pipeline segments, and our commercial marine business is growing thanks to our expanded relationship with MNI Diesel. Finally, we are seeing demand increase for systems that support power generation for military support operations in remote regions of the world.”

The Company’s report on Form 10-K is available from the SEC’s website at http://www.sec.gov or the Investor Relations section of the Company’s website at http://www.puradyn.com.

About Puradyn Filter Technologies (www.puradyn.com)
Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements
Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

CONTACT:

Puradyn Filter Technologies, Inc.

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499

kmorris@puradyn.com

http://www.puradyn.com

PURADYN FILTER TECHNOLOGIES INCORPORATED
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2018	2017
Net sales	$4,203,556	$2,250,141
Cost of products sold	2,463,208	1,758,974
Gross Profit	1,740,348	491,167

Costs and expenses:
Salaries and wages	897,507	855,131
Selling and administrative	626,106	592,614
Loss on impairment of patents	105,665	—
Total operating costs	1,629,278	1,447,745

Income / (Loss) from operations	111,070	(956,578)

Other income (expense):
Interest expense	(327,452)	(273,516)
Total other expense, net	(327,452)	(273,516)
Net loss before income tax expense	(216,382)	(1,230,094)

Provision for income taxes	—	—

Net loss	$(216,382)	$(1,230,094)

Basic and diluted loss per common share	$(0.00)	$(0.02)

Weighted average common shares outstanding basic and diluted	69,016,468	69,016,468

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